EXHIBIT 10.17

                                 EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement"), entered into as of the 11th of November, 1996 by and between MEDICAL INDUSTRIES OF AMERICA a Florida corporation (hereinafter referred to as "Employer"), and Linda Moore ("Employee").

                                 W I T N E S S E T H:

        WHEREAS, Employer desires to employ Employee as provided herein; and

        WHEREAS, Employee desires to accept such employment,

        NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

        1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

        2. DUTIES. Subject to the power of the Board of Directors of Employer to elect and remove officers, Employee will serve Employer as its Sr. Vice President and will faithfully and diligently perform the services and functions relating to such offices or otherwise reasonable incident to such offices, provided that all such services and functions will be reasonable and within Employee's area of expertise. Employee will during the term of this Agreement (or any extension thereof), devote his full business time, attention and skills and best efforts to the promotion of the business of Employer. The foregoing will not be construed as preventing Employee from making investments in other business or enterprises provided that (a) Employee agrees not to become engaged in any other business activity that interferes with his ability to discharge his duties and responsibilities to Employer and, (b) Employee does not violate any other provision of this Agreement.

        3. TERM. The term of this Agreement will commence as of the date hereof and will end on that date in the year 2001 unless earlier terminated by either party pursuant to the terms hereof. The term of this agreement is referred to herein as the "Term". Assuming all conditions of this Agreement have been satisfied and there has been no breach of the Agreement during its initial term, Employer and Employee may mutually extend the term for an additional one (1) year term at their election ("Extended Term"), written notice of which must be given at least sixty (60) days prior to the end of such preceding term.

        4. COMPENSATION. As compensation for the services rendered under this Agreement, Employee will be entitled to receive the following:

                               Exh. 10.17- Page 1

               (a) SALARY. Commencing upon the date of this Agreement, Employee will be paid a minimum annual salary of $80,000 per year, payable in accordance with the then current payroll policies of Employer or as otherwise agreed to by the parties (the "Salary). At any time and from time to time the Salary may be of Employer after a review of Employee's performance of his duties hereunder.

               (b) OPTIONS. Commencing on the date of this Agreement, Employee shall be issued a five (5) year option to purchase 40,000 shares of common stock of the Company, half of which shares shall vest immediately and will be exercisable throughout the term at a price of $1.50 per share.

               (c) EXPENSES. Upon submission of a detailed statement and reasonable documentation, Employer will reimburse Employee in the same manner as other executive officers for all reasonable and necessary or appropriate out of pocket travel and other expenses incurred by the Employee in rendering services required under this Agreement.

               (d)    BENEFITS, INSURANCE.

                      (i) MEDICAL DENTAL AND VISION BENEFITS. During this Agreement, Employee and his dependents will be entitle d to receive such group medical dental and vision benefits as Employer may provide to its other employees, provided such coverage is reasonable available, or be reimbursed if Employee is carrying his own similar insurance.

                      (ii) BENEFIT PLANS. The Employee will be entitled to participate in any benefit plan or program of the Employer which may currently be in place or implemented in the future.

                      (iii) OTHER BENEFITS. During the Term, Employee will be entitled to receive, in addition to and not in lieu of base salary, bonus or other compensation, such as other benefits and normal perquisites as Employer currently provides, including participation in Westmark Group Holdings stock options plans, or such additional benefits as Employer may provide for its officers in the future.

               (e) VACATION. Employee will be entitled to two (2) weeks vacation per year.

        5. Confidentiality. In the course of the performance of Employee's duties hereunder, Employee recognizes and acknowledges that Employee may have access to certain confidential and proprietary information of Employer or any of its affiliates. Without the prior written consent of Employer, Employee shall not disclose any such confidential or proprietary information to any person or firm, corporation, association or other entity for any reason or purpose whatsoever, and shall not use such information, directly or indirectly, for Employee's own behalf or on behalf of any other party. Employee agrees and affirms that all such information is the sole property of Employer and that at the termination and/or expiration of this Agreement, at Employer's written request, Employee shall promptly return to Employer any and all such information so requested by Employer.

        The provisions of this Section 5 shall not, however, prohibit Employee from disclosing to others or using in any manner information that:

                               Exh. 10.17- Page 2

        (a) has been published or has become part of the public domain other than by acts, omissions or fault of Employee;

        (b) has been furnished or made known to Employee by third parties (other than those acting directly or indirectly for or on behalf of Employee) as a matter of legal right without restriction on its use or disclosure;

        (c) was in the possession of Employee prior to obtaining such information from Employer in connection with the performance of this Agreement; or,

        (d)    is required to be disclosed by law.

               6. INDEMNIFICATION. The Corporation shall to the full extent permitted by law indemnify, defend and hold harmless Employee from and against any and all claims. Demands, liabilities, damages, losses and expenses (including reasonable attorney's fees, court costs and disbursements) arising out of the performance by him of his duties hereunder except in the case of his willful misconduct.

               7. TERMINATION. This Agreement and the employment relationship created hereby will terminate upon the occurrence of any of the following events:

               A. TERMINATION WITHOUT CAUSE BY THE COMPANY. The Company may terminate the Employee's employment pursuant to the terms of this Agreement without cause by written notice to the Employee. Such termination will become effective upon the date specified in such notice, provided that such termination, the Company shall pay the Employee all salary due for the remainder of the employment term and all commissions earned up to the date of termination and all stock options shall vest immediately. Such compensation shall be paid at the same dates due to be paid as if this agreement were still in effect.

               B. TERMINATION WITH CAUSE BY THE COMPANY. The Company may terminate the Employee's employment pursuant to the terms of this Agreement at any time for cause by giving written notice of termination, and termination will become effective upon the giving of such notice. However, Employee will not be deemed to have been terminated "for just cause" unless at least two-thirds of the members of the Board of Directors of Employer so determine. Upon any such termination for cause for any period subsequent to the effective date of termination, the Employee shall be paid all salary and commissions earned as of the date of termination. Such commissions shall be paid at the same date as if the agreement were still in effect. The Employee shall have no right to stock options under Section 4 or participate in any employee benefit programs which may then be in effect, except as required by law.

               For purposes of Section 7(B), "just cause" means (I) Employee has willfully, intentionally and continuously failed to substantially perform his duties as specified under this Agreement, after a demand for substantial performance is delivered to the Employee by the Employer which specifically identifies the manner in which Employer believes Employee has not substantially performed his duties; (ii) Employee has willfully engaged in gross misconduct materially and demonstrably injurious to the Employer: (iii) the Employee commits acts of dishonesty or disloyalty to Employer or misappropriates Company funds or otherwise defrauds the Company; (iv) the Employee materially breaches any provision of Section 5 of this Agreement; (v) material failure by Employee to comply

                               Exh. 10.17- Page 3
with applicable laws or government regulations; or (vi) Employee's criminal conviction by any state or federal court of a felony.

               In the case of termination for items (I), (ii) or (iii) of the preceding paragraph, Employee shall be given at least one (1) written notice describing in reasonably detail the perceived deficiencies in Employee's performance, and Employee shall be given at least thirty (30) days' opportunity to correct such perceived deficiencies prior to any termination.

               C. DEATH OR DISABILITY. This Agreement and the obligations hereunder will terminate upon the death or disability of the Employee. For purposes of this Section 7(C), "Disability" shall mean for a period of three months in any twelve month period the Employee is incapable of substantially fulfilling the duties set forth in Section 2 of this Agreement because of physical, mental or emotional incapacity resulting from an injury, sickness or disease. Upon any such termination upon death or disability, the Employer will pay the Employee or his legal representative, as the case may be, his annual salary at such time pursuant to Section 4 through the date of such termination of employment.

               D. CONTINUING EFFECT. Notwithstanding, any termination of the Employee's employment as provided in this Section 7, the provisions of Section 5 shall remain in full force and effect.

               E. CONSIDERATION. The payments (if any) required to be paid by the Employer to Employee pursuant to Section 7 shall be in full and complete satisfaction of any and all obligations owing to Employee under this Agreement.

        8. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

        9. COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

        10. NOTICES. Any notices, demands, requests, approvals and other communications to be given under this agreement by either party to the other will be deemed to have been duly given in writing and personally delivered or within two (2) days if sent by mail, registered or certified, postage prepaid with return receipt requested as follows:

               If to Employer:              Medical Industries of America, Inc.
                                            1903 S. Congress Ave. Suite 400
                                            Boynton Beach, FL 33426

               If to Employee:              Linda Moore
                                            3445 S. Ocean Blvd.
                                            Palm Beach, FL 33480-5358

Notices delivered personally will be deemed communicated as of actual receipt.

                               Exh. 10.17- Page 4

               11. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

               12. GOVERNING LAW.This Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Florida.

               13. SEVERABILITY. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

               14. CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

               15. GENDER AND NUMBER. When the context requires the gender of all words used herein will include the masculine, feminine and neuter and the number of all words will include the singular and plural.

               16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                   EMPLOYER:
                                                   Medical Industries of America
                                                   Inc.

                                                   BY:/s/ MICHAEL F. MORRELL
                                                   Name:
                                                   Title:

                                                   EMPLOYEE:

                                                   /s/ LINDA MOORE
                                                   Linda Moore
                               Exh. 10.17- Page 5